Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT FOR

TIMOTHY M. KLEIN

            This Amendment is entered into this 31st day of December 2008, by and between National Beef Packing Company, LLC, a Delaware limited liability company (“National Beef”) and Timothy M. Klein (“Executive”).

            WHEREAS, National Beef and Executive are parties to an Employment Agreement dated August 6, 2003 (the “Agreement”), and the parties now desire to amend the Agreement to comply with Section 409A of the Internal Revenue Code and the regulations issued thereunder;

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, National Beef and Executive agree that the Agreement is amended as follows:

            A.        The second paragraph of Section 3(c) is amended to read as follows:

Any Annual Bonus accruing with respect to a fiscal year shall be payable, less normal withholdings, within sixty (60) days following the end of such fiscal year (the “Annual Bonus Date”); provided, however, if calculation of the Annual Bonus is not administratively practicable due to events beyond the control of Executive (or his beneficiary), then payment shall be made during the first taxable year of Executive in which the calculation of the amount of the payment is administratively practicable.

            B.         The last sentence of Section 3(d)(ii) is amended to read as follows:

Any Second Long-Term Bonus accruing under this Section 3(d)(ii) shall be payable, less normal withholdings, within sixty (60) days following the end of the fiscal year ending on or about August 29, 2009 (the “Second Long-Term Bonus Date”); provided, however, if calculation of the Second Long-Term Bonus is not administratively practicable due to events beyond the control of Executive (or his beneficiary), then payment shall be made during the first taxable year of Executive in which the calculation of the amount of the payment is administratively practicable.

            C.         The last sentence of Section 3(d)(iii) is amended to read as follows:

Any Third Long-Term Bonus accruing under this Section 3(d)(iii) shall be payable, less normal withholdings, within sixty (60) days following the end of the fiscal year ending on or about August 29, 2011 (the “Third Long-Term Bonus Date”); provided, however, if calculation of the Third Long-Term Bonus is not administratively practicable due to events beyond the control of Executive (or his beneficiary), then payment shall be made during the first taxable year of Executive in which the calculation of the amount of the payment is administratively practicable.

            D.        A new Section 22 is added to read as follows:

22.        Compliance with Section 409A of the Internal Revenue Code.

a.         The parties intend that the payments and benefits under this Agreement shall comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, the Agreement shall be interpreted and administered in conformity with such intent to the maximum extent permitted.

b.         A termination of employment shall not be deemed to have occurred for purposes of any provision of the Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Code Section 409A.

c.         Unless the Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of the Executive’s separation from service in accordance with National Beef’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made on a monthly basis.

d.         Notwithstanding any other payment schedule provided in the Agreement to the contrary, if the Executive is identified on the date of his separation from service as a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then the following shall apply:

(i)         With regard to any payment that constitutes nonqualified deferred compensation subject to Code Section 409A and payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six month period measured from the date of the Executive’s “separation from service” and (B) the date of the Executive’s death (the “Delay Period”) to the extent required under Code Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them therein.

(ii)        To the extent that any benefits to be provided during the Delay Period constitute nonqualified deferred compensation subject to Code Section 409A and are provided on account of a “separation from service,” the Executive shall pay the cost of such benefits during the Delay Period, and National Beef shall reimburse the Executive for that portion of the costs that would otherwise have been paid by National Beef during the Delay Period upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by National Beef in accordance with the procedures specified therein.

e.         For all expenses, in-kind benefits, or other reimbursements under the Agreement that constitute nonqualified deferred compensation subject to Code Section 409A, each of the following shall apply:

(i)         All expenses or other reimbursements shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive,

(ii)        Any right to reimbursement or in kind benefits shall not be subject to liquidation or exchange for another benefit, and

(iii)       No such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

f.          Notwithstanding any other provision of the Agreement to the contrary, in no event shall any payment under the Agreement that constitutes nonqualified deferred compensation subject to Code Section 409A be subject to offset unless otherwise permitted by Code Section 409A.

            IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

National Beef Packing Company, LLC

By: /s/ Steven D. Hunt
Title: Chairman

Timothy M. Klein

/s/ Timothy M. Klein

3